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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
12/3/2004

Media Contact: Frederick J. Hirt
               610-478-3117


   ARROW INTERNATIONAL ISSUES NATIONWIDE VOLUNTARY RECALL OF NEOPICC(R) 1.9 FR
                     PERIPHERALLY INSERTED CENTRAL CATHETER


     READING, PA, December 3, 2004 - Arrow International, Inc., today announced that after consulting with the FDA, the Company is voluntarily initiating a nationwide recall of all of the NeoPICC(R) 1.9 FR Peripherally Inserted Central Catheters (Product Numbers S1PIC19-N; S1PIC19-S; S1PIC19-SMK; and S1PIC19-C).

     Arrow International is reviewing reports and investigating the root cause of several adverse events during which the NeoPICC(R) 1.9 FR Peripherally Inserted Central Catheter was utilized. These events, including one death, have been reported to involve possible vessel erosion.

     Medical professionals who have NeoPICC(R) 1.9 FR Peripherally Inserted Central Catheters are advised to cease using the device. The devices can be identified by their product number.

     NeoPICC(R) 1.9 FR Peripherally Inserted Central Catheters are distributed nationwide through the Company's distributors and to hospitals. Arrow distributes approximately 65,000 units of these products annually.

     On November 23, 2004, Arrow International issued a Field Notification to its distributors and customers and is arranging for the return of all NeoPICC(R)
1.9 FR Peripherally Inserted Central Catheters.

     MEDICAL PROFESSIONALS WITH QUESTIONS MAY CONTACT ARROW CUSTOMER SERVICE 24 HOURS A DAY, TOLL FREE, AT 1-800-523-8446.

     Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at HTTP://WWW.ARROWINTL.COM.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.


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